                                                                    EXHIBIT 12.1

                         DELCO REMY INTERNATIONAL, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            FOR THE YEAR ENDED JULY 31
                                        ---------------------------------------
                                                                      PRO FORMA
                                         1995     1996      1997        1997
                                        -------  -------  --------    ---------
EARNINGS:
  Income (loss) from continuing
   operations before income taxes
   (benefit), preferred dividend
   requirement of subsidiary and
   minority interest................... $18,569  $13,312  $(10,737)    $ 1,991
  Total fixed charges..................  21,076   31,346    42,842      37,231
  Less preferred stock dividend
   requirement.........................  (2,328)  (2,527)   (2,747)        --
  Less interest capitalized during
   period..............................     --      (393)      --          --
                                        -------  -------  --------     -------
Total earnings......................... $37,317  $41,738  $ 29,358     $39,222
                                        =======  =======  ========     =======
FIXED CHARGES:
  Interest expense..................... $18,432  $27,367  $ 38,774     $35,494
  Interest capitalized during period...     --       393       --          --
  Preferred stock dividend
   requirement.........................   2,328    2,527     2,747         --
  Implicit interest in rent expense....     316    1,059     1,321       1,737
                                        -------  -------  --------     -------
Total fixed charges.................... $21,076  $31,346  $ 42,842     $37,231
                                        =======  =======  ========     =======
RATIO OF EARNINGS TO FIXED CHARGES.....     1.8x     1.3x      -- (a)      1.1
                                        =======  =======  ========     =======
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(a) The deficiency of earnings to fixed charges was $13.5 million. Excluding restructuring charges, the ratio of earnings to fixed charges would have been 1.5x.